Exhibit 99.2

Aethlon Medical® Reports Rapid and Sustained Virologic Response Rates in Hepatitis C (HCV) Treated Patients

SAN DIEGO, May 21, 2014 /PRNewswire/ -- Aethlon Medical, Inc. (OTCQX:AEMD), the pioneer in developing selective therapeutic filtration devices to address infectious disease, cancer and other life-threatening conditions, today announced high rapid virologic response (RVR) and sustained virologic response (SVR) rates in Hepatitis-C virus (HCV) infected individuals who were administered Hemopurifier® therapy.

The Aethlon Hemopurifier® is a first-in-class medical device that selectively targets the rapid clearance of viral pathogens and tumor-secreted exosomes from the entire circulatory system to improve the benefit of drug therapies administered to infectious disease and cancer patients. In HCV care, the device is positioned to address drug resistance associated with emerging all-antiviral therapies and also targets to accelerate HCV RNA depletion at the outset of peginterferon+ribavirin (PR) therapy.

Aethlon recently disclosed that the United States Food and Drug Administration (FDA) approved an Investigational Device Exemption (IDE) that now allows the Company to initiate HCV human feasibility studies of Hemopurifier® therapy in the United States. Aethlon announced yesterday that its first U.S. clinical study will be conducted at the DaVita MedCenter Dialysis in Houston, Texas. It is estimated that approximately 170 million people worldwide are infected with HCV, which leads to chronic liver disease or cirrhosis, and is a leading cause of liver transplantation.

In the reported study, HCV-infected individuals were enrolled to receive three six-hour Hemopurifier® treatments during the first three days of a 48-week peginterferon+ribavirin (PR) treatment regimen. The study was conducted under the leadership of Dr. Vijay Kher at the Medanta Medicity, a multi-specialty medical institute established to be a premier center for medical tourism in India. Aethlon reported that Hemopurifier® therapy was well tolerated and without device-related adverse events in twelve treated patients.  Of these twelve patients, nine completed the Hemopurifier-PR treatment protocol, including seven genotype-1 patients and two genotype-3 patients. Seven of the nine patients (n=7/9) achieved a sustained virologic response (SVR), which is the clinical definition of treatment cure and is defined as undetectable HCV RNA 24-weeks after the completion of the 48-week PR drug regimen. Both genotype-3 patients achieved a SVR (n=2/2), while five of the seven genotype-1 patients achieved a SVR (n=5/7)

Of the nine patients that completed the protocol, five (n=5/9) also achieved a rapid virologic response (RVR), defined as undetectable HCV RNA at day 30 of therapy.  RVR represents the clinical endpoint that best predicts SVR cure rates. As a point of reference, the landmark IDEAL Study of 3,070 HCV genotype-1 patients documented that only 10.35% (n=318/3070) of PR treated patients will achieve a RVR.  However, patients that achieved a RVR had SVR rates of 86.2% (n=274/318) versus SVR rates of 32.5% (n=897/2752) in non-RVR patients.

Data from three patients were not included in the reported dataset. Among the three patients was a genotype-5 patient who discontinued PR therapy at day 180, yet remained undetectable at 1.5 years after initiation of therapy. The second was a genotype-3 patient who was unable to tolerate PR therapy and, as a result, discontinued PR therapy at day-90, yet was still undetectable one year after initiating therapy. The third patient, who had the genotype-1 virus, was reported undetectable at the completion of the 48-week PR treatment regimen, but SVR results are not due on that patient until September of this year.

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"It appears the intermittent application of Hemopurifier® therapy during just the first three days of a 48-week interferon regimen can significantly influence treatment outcomes," stated Aethlon Chairman and CEO, Jim Joyce.  "We now look forward to the clinical advancement of Hemopurifier® protocols against infectious viral pathogens and cancer indications in the United States."

About Aethlon Medical, Inc.

Aethlon Medical creates innovative medical devices to address life-threatening diseases. The Aethlon ADAPT™ (Adaptive Dialysis-like Affinity Platform Technology) establishes the basis for a new class of therapeutics that target the rapid elimination of disease enabling particles from the circulatory system of treated patients.  The lead Aethlon ADAPT™ product is the Hemopurifier®, a device that addresses a broad-spectrum of viral pathogens as well as tumor-secreted exosomes that suppress the immune system of cancer patients.  Aethlon is also operating under two government contracts with the Defense Advanced Research Projects Agency (DARPA) related the development of a medical device to reduce the incidence of sepsis. Exosome Sciences, Inc. is a majority owned Aethlon subsidiary that is advancing exosome-based strategies to diagnose and monitor cancer and infectious disease progression.  Additional information can be found at www.AethlonMedical.com.

Certain statements herein may be forward-looking and involve risks and uncertainties.  Such forward-looking statements involve assumptions, known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Aethlon Medical, Inc. to be materially different from any future results, performance, or achievements expressed or implied by the forward-looking statements. Such potential risks and uncertainties include, without limitation, that the ESI will not be able to commercialize its future products, that the FDA will not approve the initiation of the Company's existing or future clinical programs or provide market clearance of the company's products, future human studies whether revenue or non-revenue generating of the Aethlon ADAPT™ system or the Aethlon Hemopurifier® as an adjunct therapy to improve patient responsiveness to established cancer or hepatitis C therapies or as a standalone cancer or hepatitis C therapy, the Company's ability to raise capital when needed, the Company's ability to complete the development of its planned products, the Company's ability to manufacture its products either internally or through outside companies and provide its services, the impact of government regulations, patent protection on the Company's proprietary technology, the ability of the Company to meet the milestones contemplated in the DARPA contract, product liability exposure, uncertainty of market acceptance, competition, technological change, and other risk factors. In such instances, actual results could differ materially as a result of a variety of factors, including the risks associated with the effect of changing economic conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

James A. Joyce
Chairman and CEO
858.459.7800 x301
jj@aethlonmedical.com

Jim Frakes
Chief Financial Officer
858.459.7800 x300
jfrakes@aethlonmedical.com

Marc Robins
877.276.2467
mr@aethlonmedical.com

SOURCE Aethlon Medical, Inc.

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